Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 28, 2025 relating to the financial statements of e.l.f. Beauty, Inc. and subsidiaries (the “Company”) and the effectiveness of e.l.f. Beauty, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of e.l.f. Beauty, Inc. for the fiscal year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

August 8, 2025